Exhibit 99.1
Carmike Cinemas, Inc. Announces Retirement of Chief Financial Officer
COLUMBUS, GA — (MARKET WIRE) January 31, 2006 — Carmike Cinemas, Inc. (Nasdaq: CKEC) announced today that Martin A. Durant, Senior Vice President — Finance, Treasurer and Chief Financial Officer, has indicated his intention to retire.
Mr. Durant, who has been with Carmike since July 1999, has agreed to continue in his current role until April 1, 2006. Carmike has retained Korn/Ferry International to conduct a search for a new Chief Financial Officer.
“Carmike has been fortunate to include Martin Durant as an important member of our executive team during the past six years,” said Michael W. Patrick, President, Chief Executive Officer and Chairman of the Board of Directors. “Martin’s efforts have been critical in providing the financial leadership for our company. We thank Martin for all of his contributions to Carmike and wish him the very best in his well-deserved retirement.”
“I am pleased to have contributed to Carmike’s success over the years and wish the company the very best as it moves into the digital distribution phase of exhibition,” stated Mr. Durant.
Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 302 theatres and 2,476 screens in 37 states, as of December 31, 2005. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000. Carmike’s common stock is traded on the Nasdaq National Market under the ticker symbol “CKEC.” For more information visit Carmike’s website, www.carmike.com.
Company Contact:
Judy Russell
Director of Investor and Public Relations
Carmike Cinemas, Inc.
706-576-2737